EXHIBIT 5.1

W. SCOTT LAWLER

ATTORNEY AT LAW

3550 N. Central Ave., Suite 1025

Phoenix, AZ 85012

Telephone: 602-466-3666

Facsimile: 602-633-1617

December 21, 2011

Board of Directors

LICONT CORP.

Dear Board Members:

I have acted as special counsel to Licont Corp., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 1,090,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as described below.  A registration statement on Form S-1 has been prepared by the Company and will be filed with the Securities and Exchange Commission on or about October 17, 2011 (the “Registration Statement”).  The Company has asked me to opine on the legality of the sale of 1,090,000 shares of common stock pursuant to the Registration Statement. This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of 1,090,000 shares of the Common Stock (the “Registered Shares”). The Registered Shares are to be offered to the public by multiple shareholders of the Company without the use of any underwriters, at a fixed price.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto as well as the amendments to the Registration Statement.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

      Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares being sold pursuant to the Registration Statement are duly authorized, legally and validly issued, fully paid and non-assessable.

This opinion has been prepared in connection with the Registration Statement. I hereby consent to being referenced under the caption “Interests of Named Experts”, and the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ W. SCOTT LAWLER

W. Scott Lawler, Esq.